UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2016

Sealand Natural Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55172	45-2416474
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1722 South Coast Hwy. Oceanside, CA 92054

(Address of Principal Executive Offices) (Zip Code)

800 688 0501

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Director; Appointment of Certain Officers

On March 9, 2016, the Company entered into employment agreement (the “Agreement’) by which A. Stone Douglass age 69, of La Jolla, CA became Chief Executive Officer (“CEO”) of the Company for a three year term at a base salary of $90,000.00. At the same time Mr. Douglass was elected to the Company’s board of directors.

From 1995-2004 Mr. Douglass was a Managing Director of Compass Partners, LLC, a New York City based merchant bank which specialized in bankruptcy and reorganization transactions. Since leaving Compass Partners, LLC, Mr. Douglass has held numerous CEO positions and directorships of both private and publicly listed companies.

From September 2008 until April 2011 Mr. Douglass was CEO and a director of Spy, Inc. the Carlsbad, CA based developer of Spy action sports eyewear. Mr. Douglass restructured the business and recruited a sports industry management team to move the company forward before stepping down. From July, 2011 through December 2013, Mr. Douglass served as CEO of Ryderz Compound, Inc. a Carlsbad, CA based action sports retailer which he purchased out of the No Fear Retail Stores Bankruptcy. Mr. Douglass arranged the sale of the Company to Pacific Vector, Inc. in 2013. From June 2013 to the present Mr. Douglass has been the Chief Financial Officer and a Director of David Kind, Inc., a privately held Venice, CA based on-line eyewear brand. From September, 2014 Mr. Douglass has been manager of HL Brands, LLC., a privately held manufacturer of apparel, watches and handbags using the art of Ron English and Popaganda. From September 2014 to the present, Mr. Douglass has been a director of Artec Global Media, Inc. a publicly traded, development stage on-line advertising and marketing company.

With this change, Lars Aarup Poulsen and Greg May, founders of the Company, are now President and Chief Operating Officer, respectively, and both continue as Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Sealand Natural Resources, Inc.

By:	/s/ Stone Douglass
Name:	Stone Douglass
Title:	Chief Executive Officer

Date: December 2, 2016